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                                                                    EXHIBIT 10.9

                     CELANESE-SYMYX COLLABORATION AGREEMENT

        This COLLABORATION AGREEMENT (the "Agreement"), effective as of August 1, 1998 (the "Effective Date"), is made by and between Symyx Technologies, Inc., a California corporation, having a principal place of business at 420 Oakmead Parkway, Sunnyvale, California 94086 ("Symyx"), and Celanese Ltd., having a principal place of business at 1601 West LBJ Freeway, Dallas, Texas 75234 ("Celanese").

                                   BACKGROUND

        A. Symyx owns and is developing novel, proprietary methods for the combinatorial preparation and screening of novel materials;

        B. Symyx entered into a Collaboration Agreement dated May 1, 1997 ("CA1") with Corporate Research & Technology of Hoechst AG, now known as Aventis Research & Technology ("AR&T"), which agreement reflected their mutual desire to collaborate to conduct materials discovery research and development focused on the discovery and enhancement of commercial catalysts, polymers, additives and other materials;

        C. AR&T and Celanese, both wholly owned directly or indirectly by Hoechst AG, have agreed to divide among themselves the rights and obligations originally assumed by AR&T in CA1;

        D. Symyx desires to collaborate with Celanese and is willing for Celanese and AR&T to divide among them the rights and obligation of AR&T in CA1; and

        E. Concurrently with the execution of this Agreement, Symyx and AR&T have entered into an amendment of CA1 for the purpose of permitting Symyx to enter into this Agreement and convey to Celanese certain rights and licenses granted herein on the terms and conditions set forth herein.

        NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        As used in this Agreement, the terms set forth in Exhibit A hereto will have the meanings set forth therein.

                                    ARTICLE 2



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                                RESEARCH PROGRAM

        2.1 Research Activities. The parties shall conduct collaborative research in connection with the Research Program.

                2.1.1 Collaborative Research. The parties intend to conduct the Research Program on a collaborative basis, and to cooperate to identify Lead Compounds in the Active Projects.

                2.1.2 Symyx Responsibilities. During the term of the Research Program Symyx shall use its reasonable efforts to identify Lead Compounds in Active Projects. In this regard, Symyx will prepare and screen Libraries in the Research Program, one or more of which Libraries may be prepared by Symyx outside the Research Program and, at Celanese's request, shall provide to Celanese gram size samples of any Lead Compound, at no additional charge. Symyx will use commercially reasonable efforts to provide ten (10) gram size samples; however, if such sample cannot be provided at a commercially reasonable cost, Symyx will so notify Celanese and the parties shall meet to discuss how to proceed. Symyx shall keep the Research Field Committee ("RFC", as defined hereafter, Section 3.2.1) responsible for a particular Active Field fully informed of its activities in respect of each Active Project within such Active Field. It is understood that the Libraries are regularly used by Symyx and, subject to the rights granted to Celanese under this Agreement, that Symyx can use and screen the Libraries for any use on its own behalf or for third parties.

                2.1.3 Celanese Responsibilities. Celanese shall use reasonable efforts, to provide Symyx with support and assistance useful or necessary for the conduct of the Research Program. Celanese shall keep the RFC responsible for an Active Project apprised of the progress and technical issues relating to the development of Agreement Compounds and commercialization of Products resulting from such Active Project.

        As used herein, Agreement Compound shall mean any Lead Compound or Derivative Compound, except that Agreement Compound shall not include any compound or mixture or composition of matter which (i) is publicly known prior to the date of identification in the Research Program to be useful for the applicable Active Project, without breach of this Agreement, (ii) with respect to a Derivative Compound identified during or after the term of the Research Program, is publicly known prior to the date of identification that such Derivative Compound is useful for the applicable Active Project, without breach of this Agreement, or
        (iii) is independently developed by Celanese outside the Research Program, without any reference to or use of any Symyx Technology or Program Technology. Any disputes will be settled in accordance with Sections 4.9 and 14.12.



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        As used herein, Product shall mean any product which (i) incorporates an
        Agreement Compound, or (ii) utilizes an Agreement Compound in its manufacture, or (iii) is made utilizing a patentable method or patentable process within the Program Technology as to which Symyx has an interest.

        2.2     Active Fields.

                2.2.1 (a) Initial Active Fields. The Research Program shall initially include only research activities related to the Celanese Group.

                        (b) Field Minimum Term. The Field Minimum Term for the Celanese Group is three (3) years, which period shall commence February 1, 1998.

        As used herein Field Minimum Term shall mean with respect to any Active Field, the minimum time required to conduct a comprehensive evaluation of the utility of combinatorial technologies within such Active Field, as established by the Executive Committee or as expressly set forth herein.

                2.2.2   Active Field Exclusivity.

                        (a) Subject to Celanese's continuing payment to Symyx of the Field Minimum Funding payments for the applicable Active Field, Symyx will not conduct research on any Active Project or Inactive Project within such Active Field for any third party or on its own behalf other than under this Agreement.

                        (b) Provided that Celanese provides four (4) years of funding for a particular Active Field, Celanese can unilaterally extend exclusivity for such Active Field for two (2) additional years by providing Symyx notice at least [******] months before the end of such four year period, that it will continue funding in such Field for two (2) more years, at an annual level of funding equal to one hundred twenty-five percent (125%) of the applicable Field budget in Year 4.

                        (c) If Celanese satisfies the Program Minimum Funding requirements for four (4) consecutive years, Celanese shall have the right to unilaterally extend exclusivity for any Field which is an Active Field at the end of such period for a period of an additional two (2) years by continuing funding for such Active Field at an annual level of funding equal to either (i) one hundred twenty-five percent (125%) of the funding level for the Active Field in the fourth year of the Research Program, or (ii) the funding level agreed by the parties for the Active Field in the two (2) year extension period, whichever is greater. It is understood and agreed that there shall be no extension of exclusivity for any Inactive Fields pursuant to this Section 2.2.2(c).

                2.2.3   Field Reactivation.



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*   Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                        (a)     During the period that Celanese is paying the
Program Minimum Funding, Celanese may inactivate any Active Field, and in such event such Active Field shall be added to Exhibit E as an Inactive Field. Symyx shall use reasonable efforts to wind down research in such Field as soon as practicable; provided, Celanese recognizes that any inactivation of an Active Field may require staffing changes and be disruptive, and agrees to cooperate with Symyx to minimize the effects of any such inactivation on Symyx. Celanese shall have a right of first negotiation to activate any such Inactive Field as set forth in Section 2.3.2.

                        (b) Subject to Symyx's agreements with third parties, if Celanese meets the aggregate Program Minimum Funding requirements set forth in Section 5.1.1(b) for four (4) years, then Celanese shall have a right of first negotiation after Celanese ceases funding research in an Active Field to reactivate a formerly Active Field, on a Field-by-Field basis, for a period equal to one-half the duration of the time that Celanese and CR&T funded research in such Field. This right, if exercised in conjunction with an extension of Field exclusivity available pursuant to Section 2.2.2(b) above, can provide Celanese with exclusivity in a Field for nine and one-half (9.5) years. To exercise this right, Celanese shall notify Symyx that it wishes to reactivate a formerly Active Field, and in such event within thirty (30) days the parties shall commence negotiations with respect to activation of such Inactive Field. Such negotiations shall continue for ninety (90) days from the date of such notice, or such longer period as the parties may agree. If Symyx and Celanese do not reach agreement regarding the activation of an Inactive Field within such ninety (90) day period, or such longer period as the parties may agree, Symyx may offer the Inactive Field to a third party or pursue research in such Inactive Field itself, and Celanese shall have no further rights with respect thereto.

        2.3     Inactive Fields.

                2.3.1 Exclusive Rights. Celanese shall have exclusive rights with respect to each of the Inactive Fields listed on Exhibit D for such time as it meets the Program Minimum Funding requirements of Article 5, and Symyx shall not conduct research in any such Inactive Field on behalf of any third party or on its own behalf; provided, Symyx may conduct feasibility studies with respect to any one or more of the Inactive Fields listed on Exhibits D and E but may not spend more than five hundred thousand dollars ($500,000) per feasibility study for any such Inactive Field. Symyx shall notify Celanese upon the initiation of each such feasibility study.

                2.3.4 Right of First Negotiation. Celanese shall have a right of first opportunity to negotiate with Symyx to activate any Inactive Field on Exhibit E. Celanese will have a right of first negotiation to activate an Inactive Field and conduct research with respect thereto in connection with the Research Program. Celanese or Symyx may notify the other that it wishes to pursue a particular Inactive Field, and in such event within thirty (30) days the parties shall commence negotiations with respect to activation of such Inactive Field. Such negotiations shall continue for ninety (90) days from the date of such notice, or such longer period as the parties may agree. If Symyx and Celanese do not reach agreement regarding the activation of an Inactive Field within such ninety (90) day period, or such longer period as the parties may agree,



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Symyx may offer the Inactive Field to a third party or pursue research in such
Inactive Field itself, and Celanese shall have no further rights with respect thereto.

                2.3.5   Loss of Inactive Field Exclusivity.

                        (a) Celanese Competing Research. Notwithstanding Sections 2.3.1 and 2.3.2 above, in the event that Celanese itself initiates or supports a research effort by or on behalf of any third party with respect to any Inactive Field on Exhibits D and E, and such effort will entail the use of combinatorial chemistry and more than three (3) internal professional scientists and more than two (2) technicians, Celanese shall immediately notify Symyx and identify such Inactive Field. In such event, any such Inactive Field which is listed on Exhibits D or E shall be deleted from such Exhibit and no longer be subject to this Agreement, and Symyx may conduct research in such Inactive Field itself or with third parties without restriction.

                        (b) Funding below Program Minimum Funding. Notwithstanding Sections 2.3.1 and 2.3.2 above, in the event that after the Field Minimum Term Celanese reduces its funding below the Program Minimum funding level set forth in Section 5.1.1(d), then Celanese shall lose all rights to any Inactive Fields then listed on Exhibits D and E.

                2.3.6 Activation of Inactive Field. The Executive Committee (as defined hereafter, Section 3.1.1) shall determine whether to activate any Inactive Field and convert it into an Active Field. At such time as the Executive Committee determines that an Inactive Field should be pursued in the Research Program, it shall activate such field substantially in accordance with Exhibit C on terms substantially identical to existing Active Fields.

                2.3.7 Adding Inactive Fields. In the event that Celanese wishes to propose as additional potential Inactive Fields other areas for inclusion on Exhibits D or E, Symyx agrees to consider such proposals in good faith.

        2.4     Projects.

                2.4.1 Identification of Lead Compounds. The procedure for the identification of Lead Compounds by Symyx is set forth on Exhibit B hereto.

                2.4.2 Inactive Projects. Inactive Projects may be activated by Celanese or the RFC for a particular Active Field as set forth on Exhibit C hereto.

                2.4.3   Termination of Active Projects.

                        (a) RFC. The RFC for a particular Active Field may recommend to the EC that the research activities with respect to a particular Active Project should be terminated. If the EC approves such a termination, the RFC for the applicable Active Field shall



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rebudget all remaining Active Projects within the Active Field. Any Active
Project terminated by the applicable RFC shall be deemed an Inactive Project.

                        (b) Celanese. In the event that the RFC fails to agree to terminate a particular Active Project, during the period that Celanese is paying Field Minimum Funding for the applicable Active Field, Celanese has the right to terminate any Active Project within such Active Field. In any such event, promptly following Celanese's notice that it intends to terminate a particular Active Project, the RFC for the applicable Active Field shall rebudget all remaining Active Projects within the Active Field. Symyx shall use reasonable efforts to cease research with respect to such Active Project as soon as practicable.

        2.5     Records; Inspection

                (a) Research Program. Symyx and Celanese shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program (including information sufficient to establish dates of conception and reduction to practice of inventions).

                (b) Research Program Expenditures. Symyx shall keep complete, true and accurate books of account and records for the purpose of determining Symyx's Research Expenses incurred in connection with the performance of the Research Program. Symyx shall make quarterly written reports to the EC with regard to all Research Expenses expended in a particular quarter, by Active Field, within ninety (90) days after the end of such calendar quarter. Such books and records shall be kept at the principal place of business of Symyx for at least two (2) years following the end of each calendar year. Such records will be open for inspection during such two (2) year period, by an independent auditor of Celanese, for the purpose of verifying the financial reports submitted by Symyx. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Symyx and Celanese. Celanese's auditor will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection.

        2.6 Post-Research Program Activities. Celanese shall, at Celanese's or its Sublicensees' expense, be responsible, on a Lead Compound-by-Lead Compound basis, for conducting all development of Agreement Compounds and Products following the commencement of Celanese's internal analysis with respect to a particular Lead Compound, and all commercialization of Products to which Celanese retains rights under this Agreement.

        2.7     Limited Activities

                2.7.1 Active Projects. With respect to three (3) Active Projects designated by Celanese in each Active Field prior to activation of the applicable Active Project and with the approval of Symyx, with respect to which, in each case, Celanese has disclosed to Symyx



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Confidential Information of Celanese on an Active Project-by-Active Project
basis, after each such Active Project terminates, Symyx agrees:

                        (a) not to conduct research in such formerly Active Project on its own behalf or on behalf of a third party for a period of three
(3) years from the date of termination of such Active Project; and

                        (b) not to license or otherwise use Program Technology generated in the course of such formerly Active Project for purposes of pursuing such formerly Active Project for a period of three (3) years from the date of termination of such formerly Active Project, without the express written consent of a duly authorized Officer of Celanese.

                2.7.2 Exclusive Commercial Development by Celanese. In the event that Celanese is diligently developing a particular Agreement Compound or commercializing a particular Product or otherwise retaining exclusive rights to such Agreement Compound or Product as provided in Article 4 and Sections 7.1, 7.1.1, 7.2.1 or 7.2.2, Symyx shall not enter into an agreement with a third party, or conduct any activity on its own behalf or on behalf of a third party, where such agreement or activity has the purpose of developing products which compete in the same primary market, for the same end use and for at least some of the same customers as such Agreement Compound or Product.

                                    ARTICLE 3
                                   MANAGEMENT

        3.1     Executive Committee.

                3.1.1 Responsibility. Symyx and Celanese shall establish an Executive Committee (the "EC") to (i) oversee the direction of the overall relationship between Symyx and Celanese, (ii) activate and terminate Fields and Projects within such Fields including establishing Field and/or Product Group Definitions, (iii) approve budgets for Active Projects (including without limitation, any capital expenditures or other expenses (e.g., payments to third parties for licenses from third parties) necessary to conduct such Active Projects), and (iv) resolve any issues which a RFC is unable to resolve. The EC shall have the authority, but not the obligation, to convert one or more Inactive Fields into Active Fields.

                3.1.2 Membership. The EC is comprised of an equal number of representatives from each of Celanese and Symyx, with each party's representatives selected by the party. Either party may replace their respective EC members at any time, upon written notice to the other party.

                3.1.3 Meetings. EC shall meet at least twice per year at locations agreed by the parties. With the consent of the parties, other representatives of Symyx or Celanese may attend



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EC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. EC members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx shall prepare minutes of each EC meeting, which minutes shall be approved and signed by EC representatives of each party.

                3.1.4 Decision Making. A quorum of the EC shall require a majority of the members of the EC, including at least one member representing Celanese and one representing Symyx. Decisions of the EC shall be made by unanimous approval. In the event the EC is unable to resolve an issue, it will be referred to the President of Celanese and the Chairman of the Board of Symyx for resolution, and such persons shall meet to discuss such matter within thirty
(30) days. Any matter such persons are unable to resolve will be submitted to binding arbitration pursuant to Section 14.12.

        3.2     Research Field Committees.

                3.2.1 Responsibilities. Celanese and Symyx will establish a Research Field Committee ("RFC") to oversee, review and recommend direction of each Active Field. The responsibilities of each Research Field Committee shall include: (i) establishing the criteria for a Lead Compound, (ii) monitoring and reporting research progress for the Active Field for which it is responsible, and ensuring open exchange between both parties regarding such Active Projects,
(iii) preparing and prioritizing lists of Inactive Projects for the Active Field, (iv) making recommendations regarding the activation of Inactive Projects within the Active Field, (v) making recommendations regarding the approval of Project Plans, and the approval of budgets for Active Projects, (vi) coordinating all patent activities in accordance with Article 8 hereof, (vii) determining if any Active Project has been successfully concluded and become a finished project, and (viii) determining the specific criteria for demonstrating Proof of Principle for the Active Field.

                3.2.2 Membership. Each RFC shall include an equal number of representatives of each of Celanese and Symyx, up to three (3) persons from each party, each party's representatives selected by that party. Symyx and Celanese may each replace its RFC representatives at any time, upon written notice to the other party. Each RFC shall be chaired as agreed by the parties. From time to time, the RFC may establish subcommittees, such as a Patent Committee, to oversee particular projects or activities, and such subcommittees will be constituted as the RFC agrees.

                3.2.3 Meetings. During the term of the applicable Active Project, each RFC shall meet quarterly at regular intervals, or more frequently as agreed by the parties, at such locations as the parties agree. With the consent of the parties, other representatives of Symyx or Celanese may attend RFC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. RFC members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx shall



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prepare minutes of each RFC meeting, which minutes shall be approved and signed by RFC representatives of each party.

                3.2.4 Decision Making. A quorum of the RFC shall require a majority of the members of the RFC, including at least one member representing Celanese and one representing Symyx. Decisions of each RFC shall be made by unanimous approval. In the event that unanimous agreement on any matter is not achieved within the RFC, the matter will be referred to the EC for resolution.

                                    ARTICLE 4
                                    LICENSES

        4.1     License; Option

                4.1.1 Exclusive License Grant to Celanese. Symyx agrees to grant and does hereby grant to Celanese an exclusive, worldwide, royalty-bearing license, with unrestricted right of sublicense, to Symyx's interest in Agreement Compounds and Program Technology (excluding any CC Technology) for purposes of commercializing, including all associated activities, any and all Products which result from the conduct of, and are within the scope of, an Active Project. At such time as Celanese's exclusivity for a particular Active Field terminates, the licenses granted above shall continue in full force and effect.

                4.1.2 Option to Celanese. Celanese shall have options to acquire exclusive worldwide, royalty-bearing licenses equivalent in scope to those set forth in Section 4.1.1 above, with unrestricted right of sublicense, to Symyx's interest in Agreement Compounds and Program Technology (excluding any CC Technology) for purposes of commercializing, including all associated activities:

                        (a) any and all Products which are or were within the scope of an Inactive Project within a Product Group Definition of a particular Active Field, until Celanese's exclusivity with respect to the applicable Active Field terminates as provided in Section 2.2; and

                        (b) Products identified with respect to any Active Field, for use within any one or more of the Inactive Fields listed on Exhibit D, until Celanese's exclusivity with respect to the Inactive Fields listed on Exhibit D terminates as provided in Section 2.3.

Celanese may exercise such options during the applicable option period with notice to Symyx.

                4.1.3 Initial Product Group Definitions. The Product Group Definition as of the Effective Date of this Agreement is the Celanese Group definition.



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        4.2     Nonexclusive License Grant to Celanese. Symyx agrees to grant and does hereby grant to Celanese a non-exclusive, worldwide, royalty-free license, with the right of sublicense, as to any patent rights within the Symyx Technology or Program Technology described in the following sentence, in each case, solely to the extent such license is necessary to enable Celanese or its Sublicensee to exercise the rights and privileges granted in Sections 4.1.1 and
4.1.2. Such license shall extend to any Symyx Technology or Program Technology owned or controlled by Symyx as of the Effective Date, and to the extent that Symyx has the right to grant such rights, to any such Symyx Technology or Program Technology owned or controlled by Symyx after the Effective Date.

        4.3 Sublicensees. Celanese shall provide Symyx with at least the following information with respect to each of Celanese's sublicensees:

                (a)     the identity of such Sublicensee;

                (b) a description of the rights granted including scope as to both subject matter and territory; and

                (c) a description of the information and materials furnished each sublicensee to the extent such items relate to this Agreement.

        Each sublicense granted by Celanese shall be written and shall be and consistent with all the terms and conditions of this Agreement and subordinate thereto. Celanese shall remain responsible to Symyx for the compliance of each Sublicensee with the financial and other obligations due under this Agreement. Notwithstanding the above, such sublicenses may impose financial obligations on such sublicensee different than those imposed on Celanese herein. No sublicense granted by Celanese may be further assigned or further transferred by any sublicensee without the prior written consent of Symyx, which consent shall not be unreasonably withheld; provided, any such a sublicense may be further assigned by a Sublicensee without the consent of Symyx in connection with a transfer of substantially all the business of such Sublicensee to which such sublicense relates.

        4.4 Permitted Uses. Celanese further agrees not to use or commercialize Agreement Compounds, except as licensed under Section 4.1.1 or
4.1.2 of this Agreement, or as licensed under a separate agreement between the parties.

        4.5 Research License. Notwithstanding Section 4.1 above, Symyx shall retain the right to make, have made and use all library compounds for its own research purposes (i.e., to develop, improve and validate its technology and intellectual property). However, if such research would adversely affect Celanese's exclusive rights under this Agreement, Symyx shall not conduct such research or have such research conducted on its behalf.



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        4.6     Third Party Rights. It is understood that Symyx is in the
business of conducting research and development with third parties, and that Symyx will grant such third parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Celanese's rights under this Article 4. It is understood and agreed that, even if Symyx complies with its obligations under this Agreement, compounds provided to third parties in the course of Symyx's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Symyx and such third parties, which could conflict with patent applications and patents owned by Celanese, or jointly owned by Celanese and Symyx hereunder. Symyx shall use reasonable care to avoid any such conflict and shall at a minimum take the steps enumerated in
Section 4.7.

        4.7 No Conflict. During the term of this Agreement Symyx shall not grant any license which conflicts with the rights granted to Celanese in Sections 4.1.1, 4.1.2 and 4.2 and shall not grant any rights inconsistent with the exclusive rights set forth in Article 2, including Sections 2.7.1 and 2.7.2. When entering into an agreement with a third party (the "Partner") to perform research funded by the Partner and grant the Partner licenses under intellectual property arising from such research (such an agreement a "Collaboration Agreement"), Symyx will use reasonable efforts to obtain provisions prohibiting such Partners from commercializing technology so developed except as permitted under the Collaboration Agreement or other written agreement with Symyx. In the event that Symyx does not obtain such a provision in one or more Collaboration Agreements, the license granted to Celanese under Section 4.1.1 above shall be modified to the extent necessary to provide that, subject to all rights and licenses, if any, granted by Symyx to third parties prior to such time, Celanese shall have a nonexclusive license (subject to the royalty provisions and other terms and conditions of this Agreement) under technology that (i) results from the conduct of, and are within the scope of, an Active Project and (ii) is exclusively licensed to Celanese under Section 4.1.1 ("Active Project Technology"), to use Derivative Compounds to commercialize Products that are outside the scope of that Active Project.

        4.8 Notice to Celanese. In the event that during the term of the Research Program Symyx elects to sell or grant a license, as the case may be, with respect to its core technology relating to the synthesis, deposition, processing, screening and analysis of combinatorial compound libraries directly applicable to polymers or catalysts, Symyx shall notify Celanese and provide Celanese an opportunity to negotiate for ninety (90) days to acquire such a license.

        4.9 Independent Development. Celanese shall notify Symyx within thirty (30) days following the commencement of the Lead Compound evaluation activity (or any equivalent process conducted by a third party with access to or knowledge of any Agreement Compounds, Program Technology or Symyx Technology under license from Celanese) with respect to any compound, mixture or composition of matter developed by Celanese within ten (10) years of the commencement of the Lead Compound evaluation activity with respect to the Lead Compound or Derivative Compound from which such Agreement Compound was derived, where such compound, mixture or composition of matter bears a reasonable relationship to an Agreement



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Compound on a structural and functional basis. If Celanese believes any such compound, mixture or composition of matter is not an Agreement Compound, it shall provide Symyx with a detailed explanation why such compound, mixture or composition of matter is not an Agreement Compound. In the event that Celanese fails to notify Symyx within the thirty (30) day period specified above that it believes any such compound, mixture or composition of matter is not an Agreement Compound, Celanese shall bear the burden of establishing that it independently developed such Agreement Compound without any reference to or use of any Symyx Technology or Program Technology. If a dispute arises between the parties regarding whether a particular, mixture or composition of matter compound is an Agreement Compound, the dispute shall be settled by binding arbitration pursuant to Section 14.12 herein. In any such arbitration, Celanese shall bear the burden of establishing that it independently developed such Agreement Compound without any reference to or use of any Symyx Technology or Program Technology. Celanese may demonstrate such independent development with (i) experimental data showing the compound, mixture or composition of matter was synthesized and tested by Celanese for the identical use for which it is being developed, prior to the date of identification of such compound in the Research Program, or (ii) patents or patent applications which claim such compound, mixture or composition of matter for the identical use for which it is being developed, which patent applications or patents were filed by Celanese or a third party prior to the date of identification of such compound in the Research Program.

        4.10    CA1; Coordination of AR&T Rights.

                4.10.1 Allocation by Celanese and AR&T. It is understood that Celanese and AR&T have agreed upon the allocation, as between Celanese and AR&T, of rights to technology arising from the Research Program and/or from research activities under the CA1. To the extent there is any dispute regarding the allocation of such rights, or any inconsistency or overlap in the rights granted to Celanese and AR&T, it is understood and agreed that the matter is to be resolved (whether by negotiation and agreement or otherwise) by and between Celanese and AR&T, or their successors or assigns.

                4.10.2 Role of Symyx. It is understood and agreed that Symyx is not responsible for the allocation of rights as between Celanese and AR&T. In the event that Symyx believes that taking any action under the terms of this Agreement, including without limitation Sections 4.1.2, 4.8, 10.3.2, or Article 8, may conflict with the rights and obligations set forth in CA1, Symyx may notify Celanese and shall not be required to take such action without written authorization from Celanese and AR&T. Notwithstanding any other provision of this Agreement, Symyx shall have no liability whatsoever related to the allocation of rights between Celanese and AR&T, including, without limitation, for any claim arising from the grant or alleged grant of inconsistent rights to Celanese and AR&T. Symyx shall not be required without its consent to join any lawsuit or other legal proceeding between AR&T and Celanese (or successors or assigns of either of them) concerning any dispute over rights granted under this Agreement and/or the CA1.

                                    ARTICLE 5
                                    PAYMENTS

        5.1 Research Program Payments. Celanese agrees to pay to Symyx Research Expenses for the conduct of the Research Program, in a total not less than the Field Minimum Funding for all Active Fields. At a minimum, Celanese shall fund the conduct of the Research Program for a minimum of three (3) years in the aggregate amount of eleven million four hundred and fifty thousand dollars ($11.45 million), and may provide funding for further years, subject to the terms and conditions herein. All funds are to be used for the Research Program as budgeted by the applicable RFC.

                5.1.1   Field Minimum Funding.

                        (a) To maintain exclusivity for the Celanese Group, Celanese agrees to maintain the total research support for the Celanese Field at or above the following Field Minimum Funding levels:

                      Period                              Amount
                      ------                              ------
                      Year 1 (Feb. 1, '98 - Jan.31, `99)  [******]
                      Year 2                              [******]
                      Year 3                              [******]
                      Year 4                              [******]

For purposes of achieving the Field Minimum Funding level for Year 1, Celanese shall receive credit for amounts spent by AR&T in Year 1 pursuing research in the "Oxidation Product Group" pursuant to the terms of CA1.

                        (b) Program Minimum Funding. In order to maintain the rights set forth in Section 2.3 above for the Inactive Fields listed on Exhibits D and E during the Research Program, Celanese shall: (i) initiate and continue research support in the Celanese Group as set forth in Sections 5.1.1(a) above, (ii) initiate support of additional projects in the Celanese Group or in another Active Field such that the total Research Expense support for the Research Program remains at or above the following minimum Program Minimum Funding levels:

                      Period                              Amount
                      ------                              ------
                      Year 1 (Feb. 1, '98 - Jan.31, `99)  [******]
                      Year 2                              [******]
                      Year 3                              [******]
                      Year 4                              [******]



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    the omitted portions.

        Assumed herein, Research Expenses shall mean Symyx's actual total direct and indirect fully burdened costs of conducting Active Projects in connection with the Research Program. Research Expenses are equal to the total number of Symyx Full-Time Equivalent ("FTE") research positions on Active Projects multiplied by Symyx's FTE rate ([******] per FTE per year as of the Effective Date, which rate shall be increased annually after July 1, 2000, to reflect changes in the Consumer Price Index, All Consumers, as published by the U.S. Bureau of Labor Statistics using 1998 as the base year). Research Expenses do not include capital expenditures directly related to the development or use of CC Technology by Symyx (i.e., the combinatorial deposition, synthesis, characterization, and analysis of libraries).

                        (c) Modifications. The Field Minimum Funding amounts in this Section 5.1.1 may only be changed with unanimous approval of the EC.

                5.1.2 Reconciliation. Symyx shall endeavor to expend Research Expenses in the quarter for which they are paid. In the event the Research Expenses budgeted and paid by Celanese for any quarter for a particular Active Field are not expended on such Active Field during that quarter, the remainder shall be carried forward and may be expended on the Active Field during the subsequent periods. Notwithstanding the above, in the event that five hundred thousand dollars ($500,000) or more in Research Expenses remains unexpended at the end of any quarter, then Symyx shall notify the EC and the EC shall determine how future Research Expense payments shall be adjusted so that the aggregate unexpended amount of Research Expense payments will be reduced to less than five hundred thousand dollars ($500,000) in the next quarter. In the event of a dispute regarding Symyx's expenditure of Research Expenses provided by Celanese for a particular Active Field, Celanese may, with notice to Symyx, limit its Research Expenses for such Active Field to the applicable Field Minimum Funding until such dispute is resolved pursuant to arbitration; provided, in such event Symyx shall have no obligation to conduct any research activities in connection with such Active Field which cannot be fully supported by such Field Minimum Funding.

                5.1.3 Quarterly Payments. Celanese will make payments for the Research Program equal to the greater of (i) the total Field Minimum Funding for all Active Fields, or (ii) the budgeted Research Expenses approved by the EC. The amounts to be paid in connection with the Research Program with respect to each twelve (12) month period shall be paid quarterly in advance. The initial payment was made under the CA1 on or about February 1, 1997, and payments under this Agreement shall be made on or before the applicable quarterly anniversaries of that date. All such payments are non-refundable.

        5.2     Royalties.

                5.2.1 General Principles. Celanese shall pay to Symyx (i) a royalty on Net Sales of Products by Celanese and its Affiliates, at a royalty rate determined on a Product-by-Product



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

basis in accordance with this Section 5.2.1, and (ii) a share of payments from Sublicensees as set forth in Section 5.2.1(iv).

                        (a) Determining Royalty Rate for Net Sales of Product. At least twelve (12) months prior to the first commercial sale of each particular Product, Symyx and Celanese shall meet to determine a fixed royalty rate that will be payable to Symyx with respect to Net Sales of the applicable Product. The royalty rate for each Product shall be determined by the parties as set forth in this Section 5.2.1 with the goal of providing Symyx [******] of the Added Value to Celanese and its Affiliates with respect to commercialization of:
(A) Agreement Compounds and Products (regardless of whether the applicable Agreement Compound or Product is covered by a patent application or patent within the Symyx Technology, Program Technology or Celanese Technology) or (B) Program Technology (in the case of processes and methods, limited to patentable processes and methods) licensed by Symyx to Celanese. In the case of manufacture or sale of Products by Celanese or Celanese Affiliates, "Added Value" shall mean the difference for a business unit between projected Net Income from the use or sale of a Product or Program Technology, and the projected Net Income without the use or sale of such Product or Program Technology, determined in accordance with Generally Accepted Accounting Principles (GAAP), on a consistent basis. By way of example and without limitation, in determining the overall Added Value received by Celanese, the parties shall consider changes in Product sales volume, Product pricing and Product production costs (due to changes in raw materials costs, capital costs, processing costs, yield or otherwise), in each case, attributable to the use of the Products or their manufacture. In the case of a Product previously produced by Celanese, the Added Value shall be measured against the projected Net Income utilizing the preexisting technology, whether the Product or Program Technology is put to use in an existing plant or in a new facility. In the case of a Product not previously produced by Celanese, the Executive Committee shall meet prior to activating the project to determine how the Added Value concept should be defined for that Product should the project be successful. Once the projected Added Value related to the particular Product has been determined, the parties will then decide on the royalty rate to be paid by Celanese on Net Sales of such Product so as to provide Symyx [******] of the projected Added Value over the course of the projected royalty payments; provided, however, that in no event shall the royalty rate so determined by the parties be (i) less than [******] or greater than [******] with respect to a Product that is a Commodity Chemical, or (ii) less than [******] or greater than [******] with respect to a Product that is a Specialty Chemical.

                        (b) Celanese Internal Documentation. The royalty rate used to calculate the royalty payments due Symyx with respect to a particular Product shall be agreed by the parties prior to the date of commercialization, and shall be based on the expectation of the Added Value to be realized by Celanese, as demonstrated in Celanese's internal pro forma ten
(10) year forecasts of Product profitability as well as other relevant sources of information. Such forecasts shall start with the first year of commercial sales, and prior to their consideration, such forecasts and other relevant information shall have been approved by the chief executive officers of Celanese and Symyx .

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

                        (c) Arbitration. In the event the parties do not reach agreement on the royalties Celanese will pay to Symyx with respect to any particular Product within ninety (90) days from the parties' first meeting regarding such Product pursuant to Section 5.2.1(i), above, the determination of a royalty rate may be submitted to binding arbitration by either party pursuant to Section 14.12; provided, the arbitration to be conducted by one neutral arbitrator with expertise in the chemical industry. The arbitrator in an arbitration pursuant to this Section 5.2.1(iii) shall be instructed that the sharing of Added Value as set forth in this Section 5.2.1 shall be the basis of the arbitrator's decision, which decision regarding the royalty shall be limited to setting an appropriate royalty rate for the Product.

                        (d) Sharing of Sublicense Revenues. In addition to the royalty paid to Symyx on Net Sales of Products by Celanese and its Affiliates, Celanese shall share payments received from Sublicensees with Symyx as follows: If Celanese does not manufacture a particular Product but grants a third party a license thereto, Celanese shall pay to Symyx [******] of the Added Value attributable to any Product royalties and license and other fees received from such third party with respect to the grant of such a license, which shall in all cases be negotiated at arms-length; provided, Celanese shall have no obligation to pay to Symyx such amounts for the license or commercialization of intellectual property, which if used by Celanese would not result in a payment obligation to Symyx hereunder. In cases where Celanese licenses a third party in an arm's-length transaction, Added Value shall mean pro forma Net Income attributable to royalties on Net Sales of the Products, and license and other fees received by Celanese from such third party with respect to the grant of such a license.

                        (e) Timing. Royalties payable to Symyx by Celanese will accrue from the first commercial sale of each Product, but Celanese will not be obligated to commence making royalty payments to Symyx until the first year of forecasted profitability based on pro forma ten (10) year forecasts (starting from the first year of commercial sales) prepared by Celanese at the time Celanese makes a decision to commercialize a particular Product; provided, however, that Celanese shall commence royalty payments for a particular Product no later than the third anniversary of the first commercial sale of such Product, whether or not such date is before the first date of forecasted profitability. When Celanese commences paying royalties to Symyx, it shall pay not only the then-current royalty payments due, but also any accrued but unpaid royalties attributable to the period prior to the commencement of Celanese's obligation to begin making royalty payments; provided, Celanese shall not be required to pay to Symyx more than fifty percent (50%) of the forecasted net income for the applicable Product before the third anniversary of the first commercial sale. Any accrued, unpaid royalties shall be carried forward until paid.

                        (f) Lead Compound Evaluation Activity Expenses. Expenses incurred by Celanese as part of it's Lead Compound evaluation activity prior to commercial (i.e., repeat) sales will not be included in the pro forma forecast for purposes of determining profitability.

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

                        (g) Unexpected Results. In the event that Celanese believes in good faith that the agreed split of value added Net Income will make it commercially impracticable to sell Products for use in manufacturing it may notify Symyx. In such a case, Symyx will be open to rediscussing this issue on a case-by-case basis. In addition, if either party determines after five years of payment of royalties on Net Sales of Products by Celanese and its Associates hereunder, that the royalty rate (i) is projected over the life of the royalty payment to exceed 50% of the Added Value, and the rate is above the minimum set out in Section 5.2.1(a), above, or (ii) is projected over the life of the royalty payment to provide less than 12.5% of the Added Value, and the royalty rate is below the maximum set out in Section 5.2.1(a), above, then notice shall be given to the other party, and Celanese and Symyx shall discuss what action, if any, the parties mutually agree to take with regard to such calculation.

                5.2.2 Royalty Credits. Celanese shall have the right to credit against royalties due Symyx pursuant to Section 5.2.1 above with respect to a particular Product, two and one-half million dollars ($2,500,000) of any expenses incurred by Celanese in the Lead Compound evaluation activity directly to develop such Product, subject to the following: (i) Celanese shall provide Symyx documentation, reasonably acceptable to Symyx, of such expenses, and (ii) in any quarter, the royalty due Symyx shall not be reduced by such credit by more than fifty percent (50%) of the amount otherwise due Symyx. The two and one-half million dollar evaluation expense credit referred to above shall be increased annually after July 1, 2000, to reflect changes in the Consumer Price Index, All Consumers, as published by the U.S. Bureau of Labor Statistics using 1998 as the base year.

                5.2.3 Royalty Term. Celanese's obligation to pay royalties to Symyx shall continue for each Product until the later of (i) twelve (12) years after the first commercial sale of such Product, or (ii) the expiration of the last to expire issued patent covering such Product within the Program Technology, or the Celanese Technology described in subsections 1.5(i) or (iii). Notwithstanding any other provision of this Agreement, all royalty obligations of Celanese or its sublicensee for a particular Product shall cease twenty (20) years from the date of the first commercial sale of such Product.

                5.2.4 Fully-Paid Licenses. Upon expiration of the royalty obligations with respect to a particular Product, Celanese shall retain fully paid licenses under the intellectual property licensed in Section 4.1.1 for the sole purpose of continued manufacture and sale of such Product.

                5.2.5 Third Party Royalties. Celanese is responsible for all payments due to third parties for the manufacture, sale, or use of Products by Celanese, its Affiliates or Sublicensees.

                5.2.6 Competing Products. If a third party commercializes a product which incorporates or is made using a compound, which would be a Derivative Compound under the terms of this Agreement if developed by Celanese or its designee, and such product is competitive with a Product subject to this Agreement which incorporates or is made using a Derivative Compound, Celanese may notify Symyx, and in such event, the parties agree to renegotiate in good faith the royalty due from Celanese to Symyx with respect to such Product. In any such negotiation, the parties shall consider relevant factors, including, without limitation, (i) the principles set forth in Section 5.2.1 (i), and (ii) the commercial impact of the competing product on the relevant Product.

                                    ARTICLE 6
                           PAYMENTS; BOOKS AND RECORDS

        6.1 Royalty Reports and Payments. After the first commercial sale of a Product on which royalties are payable by Celanese or its Sublicensees hereunder, Celanese shall make quarterly written reports to Symyx within ninety
(90) days after the end of each calendar quarter, stating in each such report, separately for Celanese and each Sublicensee, the number, description, and aggregate Net Sales of each Product sold during the calendar quarter upon which a royalty is payable under Section 5.2.1 above. Concurrently with the making of such reports, Celanese shall pay to Symyx royalties due at the rates specified in such Sections.

        6.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Symyx. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Article 6 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid within ten (10) days of the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate (as reported by the Bank of America, San Francisco, California, or successor company, on the date such payment is due) plus an additional two percent (2%), calculated on the number of days such payment is delinquent.

        6.3 Place of Royalty Payment and Currency Conversions. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

        6.4 Records; Inspection. Celanese and its Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be , for at least two (2) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such two (2) year period by a public accounting firm to whom Celanese has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 6.4 shall be at the expense of Symyx, unless a variation or error producing an increase exceeding five percent (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Celanese together with interest thereon from the date such payments were due at the prime rate (as reported by the Bank of America, San Francisco, California, or successor company), plus an additional two percent (2%) per annum. Symyx agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Symyx to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to Symyx only that information which would be contained in a properly prepared royalty report by Celanese.

        6.5 Tax Matters. All royalty amounts and other payments required to be paid to Symyx pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes") to the extent Symyx and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Celanese as a credit against Symyx's and/or its Affiliates regular U.S. tax liability. Celanese shall provide Symyx a certificate evidencing payment of any Withholding Taxes hereunder.

                                    ARTICLE 7
                                  DUE DILIGENCE

        7.1 Due Diligence. Celanese shall use reasonable and diligent efforts, on an Agreement Compound-by-Agreement Compound and Product-by-Product basis, to develop and commercialize Products. The following parameters shall be used to evaluate Celanese's diligence prior to the commencement of commercialization.

                7.1.1   Lead Compound Validation Activity.

                        (a) Within six (6) months of having a sufficient quantity to test, Celanese will confirm whether or not the Lead Compound meets the criteria set by the RFC and shall notify Symyx if such Lead Compound is of sufficient interest to warrant consideration of Celanese starting an expanded evaluation project (such notice referred to as a "Validation Notice"); provided, Celanese shall have no obligation within any twelve (12) month period to perform such validation activity for more than eight (8) Agreement Compounds provided by Symyx, with a minimum of one Agreement Compound in each Active Project for which Symyx provides a potential Lead Compound.

                        (b) If Celanese validates that a Lead Compound meets Celanese's criteria, then it must proceed with its expanded evaluation activity within six (6) months of such a determination, except as provided in 7.1.1(a) or in Section 7.2.1 below.

                7.1.2 Lead Compound Evaluation Activity. Celanese commits to evaluate and develop Lead Compounds that are judged to meet the established criteria, or for which Celanese sends a Validation Notice, with the same diligence and discipline as other projects that are active within Celanese's research centers.

        7.2     Lack of Diligence.

                7.2.1 Exceptions. Celanese may elect not to develop a particular Agreement Compound (i.e., may (i) not commence the Lead Compound evaluation activity with respect to such Agreement Compound, or (ii) drop such Agreement Compound from the Lead Compound evaluation activity), if:

                        (a) the Agreement Compound lacks the requisite performance criteria for further development; or

                        (b) the Field Minimum Funding is being met for the Active Field to which such Agreement Compound relates; or

                        (c) there is an Agreement Compound already in the Lead Compound evaluation activity being developed for the same Product or a substantially identical Product; or

                        (d) Symyx and Celanese have agreed on terms on which Symyx will have the right to license a third party to commercialize such Agreement Compound; or

                        (e) Celanese elects not to develop the Agreement Compound for reasonable business reasons, provided, that Celanese treats such Agreement Compound in the same manner it treats its own potential products of comparable value, stage of development and patent protection.

                7.2.2 Remedies. In the event that Celanese fails to meet its obligations set out in Section 7.1, as modified by Section 7.2.1, with respect to a particular Agreement Compound or Product, then Celanese and Symyx will negotiate in good faith compensation to be paid to Symyx for such failure. In the event that Celanese has breached its diligence obligations and the parties are unable to agree on such compensation, then upon the first occurrence of a lack of diligence with respect to any Agreement Compound or Product in a particular Field, Celanese shall lose its right to receive the two and one-half million dollar ($2,500,000) credit for Lead Compound evaluation activity expenses provided in Section 5.2.2 with respect to each of the first three (3) Products in such Field; provided that upon the second occurrence of a lack of diligence with respect to an Agreement Compound or Product in the same Field, Symyx may terminate Celanese's license and rights with respect to such Agreement Compound or Product.

        7.3 Reports. During the term of this Agreement, Celanese shall provide Symyx with written quarterly reports within thirty (30) days of the end of each six (6) month period providing at least the following information, (i) description of the status of the research and development activities conducted with respect to each Agreement Compound; and (ii) the status of all patent applications claiming such Agreement Compounds. The reports as described in this Section shall contain sufficient information to allow Symyx to monitor Celanese's compliance with this Agreement. Until first commercial introduction of each royalty-bearing Product, Celanese shall keep Symyx apprised of the status of the commercial development of all such Products by semi-annually providing Symyx with a written report detailing such activities with respect to each such Product during the term of this Agreement. All reports and information provided under this Section 7.3 shall be deemed Confidential Information of Celanese.

                                    ARTICLE 8
                              INTELLECTUAL PROPERTY

        8.1     Ownership of Inventions.

                8.1.1 Research Program. Title to all inventions and other intellectual property made by employees of Celanese, but not Symyx, in the course of and in connection with the Research Program ("Celanese Inventions") shall be deemed owned by Celanese. Title to all inventions and other intellectual property made solely by employees of Symyx, but not Celanese, in the course of an in connection with the Research Program ("Symyx Inventions") shall be deemed owned by Symyx. Title to all inventions and other intellectual property made jointly by employees of Celanese and Symyx in the course of and in connection with the Research Program ("Joint Inventions") shall be deemed owned jointly by Symyx and Celanese.

                8.1.2 Law. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice pursuant to this Agreement, and rights of ownership with respect thereto, shall be determined in accordance with U.S. patent laws.

                8.1.3 Reserved Rights. Symyx shall not have any right to combinatorial technologies developed by Celanese outside the Research Program, and Celanese shall not have any obligation to disclose the same to Symyx. Celanese shall not have any right in or to any Symyx Technology or any intellectual property developed by Symyx outside the Research Program, except as expressly set forth in this Agreement, and Symyx shall not have any obligation to disclose the same to Celanese.

                8.1.4 CC Technology. Article 10 below contains those terms and conditions which relate specifically to inventions relating to Combinatorial Chemistry ("CC") Technology made by the parties during the term of the Research Program and for one year thereafter.

        8.2 Notice of Inventions. Symyx and Celanese shall report to the RFC of each Active Field any inventions relating to Lead Compounds or Program Technology made in the conduct of the Research Program.

        8.3     Patent Prosecution.

                8.3.1   Responsibilities.

                        (a) Symyx Inventions. Symyx shall have the first right to be responsible for preparing, filing, prosecuting and maintaining patent applications and patents relating to Symyx Inventions included within the Program Technology, and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents, as it deems appropriate, at Symyx's expense; provided, however, that if Symyx elects not to conduct any or all such activities, then Symyx shall allow Celanese, in its discretion and at its expense, to conduct the activities that Symyx has elected not to conduct, in which event Celanese shall conduct such activities with patent counsel reasonably acceptable to Symyx and Celanese.

                        (b)     Joint Inventions.

                                (i)     The parties will cooperate to file,
prosecute and maintain patent applications covering the Joint Invention(s) in countries agreed by the parties. The parties shall agree which parties shall be responsible for conducting such activities with respect to a particular Joint Invention. Subject to Section 8.3.1(b)(ii) below, the parties will share equally all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for a Joint Invention in the agreed countries.

                                (ii)    In the event that either party wishes to
seek patent protection with respect to any Joint Invention in a country the other is not interested in pursuing patent protection, it shall notify the other party hereto. The party wishing to seek patent protection with respect to such Joint Invention in such country or countries, may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense.

                        (c) Celanese Inventions. Celanese shall be responsible, at its expense, for preparing, filing, prosecuting and maintaining worldwide in such countries it deems appropriate, patent applications and patents relating to all Celanese Inventions, and conducting any interferences, re-examinations, reissues and oppositions relating thereto as it deems appropriate.

                8.3.2   Symyx Failure to Prosecute. Symyx may elect upon ninety
(90) days prior notice to discontinue prosecution of any patent applications filed by Symyx pursuant to Section 8.3.1(a) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Section. In the event Symyx declines to file or, having filed, fails to further prosecute or maintain any patent applications or patents described herein, conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then, subject to Symyx's agreements with third parties, Celanese shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct such proceedings at its sole expense, and shall consult with Symyx in connection with all such activities. In such case, Symyx shall immediately execute all necessary documents that may be required in order to enable Celanese to file, prosecute and maintain such patent application and to conduct any such proceedings.

        8.4 Cooperation. Each of Celanese and Symyx shall keep the other fully informed as to the status of patent matters described in this Article 8, including without limitation, by providing the other the opportunity to fully review and comment on any documents as far in advance as possible of filing dates and prosecution deadlines, and providing the other copies of any substantive documents that such party receives from such patent offices promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, potential litigation, or requests for patent term extensions. Celanese and Symyx shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request.

        8.5 Copies. Celanese shall promptly provide to Symyx a copy of any patent applications filed by Celanese and its Affiliates which are Sublicensees after the publication thereof during the term of this Agreement with respect to any Program Technology, including without limitation, Agreement compounds. Symyx shall promptly provide to Celanese a copy of any patent applications filed by Symyx after the publication thereof during the term of this Agreement relating to any Program Technology, including without limitation, Agreement Compounds.

        8.6 Notice. Symyx shall give Celanese immediate notice of any claim of patent infringement or trade secret misappropriation it may receive which in any way relates to this Agreement.

        8.7     Enforcement and Defense.

                8.7.1 Enforcement. Each party shall promptly notify the other of its knowledge of any potential infringement of the Program Technology by a third party.

                        (a) If such infringement relates to a Product subject to this Agreement, the parties shall be entitled jointly bring legal action necessary to enforce patents claiming

Symyx Inventions and Joint Inventions against such infringement, unless Symyx reasonably believes that joint enforcement with respect to any patent claiming a Symyx Invention could have an adverse impact on Symyx, in which case Symyx shall have the sole right to bring legal action to enforce such patent. If the parties agree to jointly bring action to abate such infringement, the parties shall share the expenses (including without limitation attorneys' and experts' fees) incurred in connection with such action, with Symyx paying one-quarter (1/4) of such expenses and Celanese paying three-quarters (3/4) of such expenses. Any recovery by the parties in any such action shall be shared as follows: first, each party shall recover its expenses incurred in such action, and then the remainder shall be shared by the parties with Celanese receiving three-quarters (3/4) of such amount and Symyx receiving one-quarter (1/4) of such amount.

                        (b) If the parties do not agree to jointly take legal action within six (6) months of the date that they both have knowledge of the potential infringement, then Symyx shall have the right, but not the obligation, to independently take such action to abate such infringement. Symyx shall control and be responsible for all expenses incurred in connection with such action and may retain all recoveries related to such action.

                        (c) If Symyx fails to commence an independent action to halt a commercially significant infringement within the period described in
Section 8.7.1(b), then Celanese shall have the right, at its expense, to take such action. In such event, Celanese will have the right to offset one-half of the reasonable expenses incurred in connection with such action against royalties due Symyx with respect to a Product which utilizes the infringed patent in the affected country, up to one-half of such royalties due in any year. Any recovery by Celanese in such action shall be divided as follows: first, Celanese shall recover its reasonable expenses incurred in such an action, second, Celanese shall reimburse Symyx for any royalties for which Celanese took an offset, and third, Celanese may retain three-quarters (3/4) of any remainder and shall pay to Symyx one-quarter (1/4) of such remainder.

                        (d) If there is an infringement which does not relate to a Product of a patent covering a Joint Invention, the parties shall discuss whether to jointly bring an action to abate such infringement. In the event that the parties do not wish to jointly bring such an action either party may seek to abate such infringement; provided, in such event, should the alleged third party infringer assert that one or more of the parties to this Agreement are necessary or indispensable to such proceedings, the other party hereto agrees to join in and participate in such proceedings, at the expense of and to the extent requested by the party initially participating in such suit.

                8.7.2 Infringement Claims. If the manufacture, sale or use of any Product pursuant to this Agreement because of the practice of the Program Technology or the Celanese Technology results in any claim, suit or proceeding alleging patent infringement against Symyx or Celanese (or its Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. The defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Celanese Technology (in the case of Symyx) and the Program Technology (in the case of Celanese) is invalid or unenforceable, without the prior written consent of such other party. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

                                    ARTICLE 9
                                 CONFIDENTIALITY

        9.1 Confidential Information. Except as otherwise expressly provided herein, the parties agree that, for ten (10) years from receipt of such Confidential Information, the receiving party shall not, except as expressly provided in this Article 9, disclose to any third party or use for any purpose not permitted by Section 9.2 any confidential information furnished to it by the disclosing party hereto pursuant to this Agreement ("Confidential Information") except to the extent that it can be established by the receiving party by competent proof that such information:

                (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                (d) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

                (e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not disclose such information to others.

        9.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party, to the extent such use or disclosure is reasonably necessary and permitted in the exercise of such rights granted hereunder in commercializing Products as provided in Article 4, or in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court order or otherwise submitting information to tax or other governmental authorities, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other party pursuant to the terms of this Agreement, provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

        9.3 Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any third party (other than a parent company or Affiliate which has agreed to be bound by the confidentiality provisions of this Agreement) without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release and timing to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement, thereafter, Symyx and Celanese may each disclose to third parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, Celanese and Symyx may make public statements regarding the progress of the Research Program and the achievement of milestones with respect thereto, following consultation and mutual agreement, the consent of neither party not to be unreasonably withheld.

        9.4     Publication.

                (a) Review; Patentable Inventions and Confidential Information. Any manuscript by Symyx or Celanese (the "Publishing Party") describing the scientific results of the Research Program (or the manufacturing processes or conditions related thereto), which are to be published during the term of the Research Program or within one (1) year after the end of the Research Program shall be subject to the prior review of the other party (the "Non-Publishing Party") at least ninety (90) days prior to submission. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the Non-Publishing Party shall notify the Publishing Party in writing within thirty (30) days after receipt of any disclosure whether the Non-Publishing Party desires to file a patent application on any invention disclosed in such scientific results. In the event that the Non-Publishing Party desires to file such a patent application, the Publishing Party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, or (ii) the parties determine after consultation that no patentable invention exists, or (iii) ninety (90) days after receipt by the publishing party of the Non-Publishing Party's written notice of the Non-Publishing Party's desire to file such patent application, or such other period as is reasonable for seeking patent protection. Further, if such scientific results contain the information of the Non-Publishing Party that is subject to use and nondisclosure restrictions under this Article 9, the Publishing Party agrees to remove such information from the proposed publication or disclosure.

                (b) Publication Decision. If the Non-Publishing Party desires to prevent publication of some or all of the scientific results (or the manufacturing processes or conditions related thereto), which are contained in a proposed manuscript submitted for review by the Publishing Party pursuant to
Section 9.4(a), the Non-Publishing Party may so notify the Publishing Party (and representatives of both parties on the Executive Committee) in writing within fifteen (15) days of receiving the proposed disclosure from the Publishing Party. If, within forty-five (45) days after the Non-Publishing Party received the proposed disclosure, the Executive Committee reaches a unanimous decision regarding publication of such disclosure, then the decision of the Executive Committee shall control; provided, however, that if the Executive Committee does not reach unanimous agreement regarding the proposed disclosure within such forty-five (45) day period, then one party (the "Deciding Party") shall have the right to decide whether the Publishing Party will have the right to publish the proposed disclosure (the "Decision") as follows:

                        (i) the Deciding Party shall promptly, and in any event within five (5) days after the end of the forty-five (45) day period described above, give written notice to the other party stating its Decision on whether the Publishing Party may publish some or all (or none) of the scientific results in the proposed disclosure;

                        (ii) if the Deciding Party does not provide written notice of its Decision within such five-day period, then the Decision shall be deemed to be in favor of the other party's most recent proposal;

                        (iii) if the Deciding Party makes the Decision in its own favor, then the other party shall have the right to be the Deciding Party with respect to the next proposed publication upon which the Executive Committee does not reach agreement;

                        (iv) if the Deciding Party is the Publishing Party, and the Deciding Party decides to permit publication of material opposed by the other party in its most recent proposal, then the Deciding Party shall be deemed to have made the Decision in its own favor;

                        (v) if the Deciding Party is the Non-Publishing Party, and the Deciding Party decides not to permit the publication of some material the other party proposed to publish in its most recent proposal, then the Deciding Party shall be deemed to have made the Decision in its own favor;

                        (vi)    Celanese shall be the first Deciding Party; and

                        (vii) if the Deciding Party is the Publishing Party, the Decision by the Deciding Party alone shall not operate as a waiver of the Non-Publishing Party's rights regarding patentable inventions and confidential information set forth in Section 9.4(a).

It is understood that regardless of the permitted scope of disclosure agreed upon by the Executive Committee or decided by the Deciding Party, the Publishing Party shall have no obligation to publish or make the proposed disclosure.

                                   ARTICLE 10
                       COMBINATORIAL CHEMISTRY TECHNOLOGY

        In addition to the other terms and conditions herein, the following terms and conditions shall apply with respect to Combinatorial Chemistry ("CC") Technology.

        10.1 Celanese Independent CC Technology Projects. During the period that Celanese is funding the Research Program under this Agreement, Celanese shall not conduct its own research relating to CC Technology directed to the Active Fields or the Fields listed on Exhibits D or E hereto. Notwithstanding the above, during the term of the Research Program Celanese may conduct independent internal research in CC Technology with up to three (3) internal professional scientists and up to two (2) technicians, and may collaborate with third parties during such period. At no time shall Celanese disclose or transfer to any Celanese employee involved in an independent internal CC Technology program or to any third party (including without limitation any Affiliate), any information relating to CC Technology developed in whole or in part by Symyx or developed in connection with the Research Program, and Celanese shall take all necessary and appropriate steps to ensure no such disclosure or transfer occurs.

        10.2 Independent CC Technology. No right, ownership interest or license is granted under this Agreement as to any proprietary CC Technology of either party existing as of the Effective Date or developed independently of the other party during the term of this Agreement. Intellectual property shall be deemed to be independently developed if is conceived, reduced to practice or otherwise developed solely by individuals without knowledge of the proprietary information of the other party, provided reasonably the party asserting independent development shall have the burden of establishing such independent development.

        10.3 Research Program CC Technology. Patented inventions, to the extent they relate to CC Technology conceived or reduced to practice in connection with the Research Program and during the term thereof and for one (1) year thereafter (e.g., applies to inventions made by any Celanese employee with access to Symyx proprietary information), shall be subject to the following:

                10.3.1  Celanese Patents.

                        (a) Celanese may practice any such patent solely owned by it which claims an invention relating to CC Technology internally, but may not sublicense such patent to any person or entity. Celanese shall grant and hereby grants to Symyx a co-exclusive, worldwide, royalty-free license to any such patent without right of sublicense except as follows: Symyx may grant sublicenses under any such patent to its Affiliates or in connection with collaborative arrangements with third parties for the development and commercialization of products, as opposed to the identification of active compounds solely by such third party.

                        (b) If the parties agree that a particular CC Technology patent solely owned by Celanese is critical in the discovery or development of a particular Product, then Celanese shall be entitled to a [******] reduction in its royalty obligations with respect to such Product. As used herein, "critical" means a particular Product could not have been developed, made, used and sold without practicing the claimed invention.

                10.3.2  Joint Patents.

                        (a) Inventions which are jointly made by Celanese and Symyx shall be jointly owned by Celanese and Symyx. Celanese and its Affiliates may practice any such patent internally, but may not sublicense such patent to any person or entity. Celanese shall grant and hereby grants to Symyx a co-exclusive, worldwide, royalty-free license under its interest in any such patent. Subject to the restrictions contained in Section 2.7.2, Symyx may grant sublicenses under any such patent to its Affiliates or in connection with collaborative arrangements with third parties for the development and commercialization of products, as opposed to the identification of active compounds solely by such third party.

                        (b) If the parties agree that a particular CC Technology patent jointly owned by Celanese and Symyx is critical in the discovery or development of a particular Product, then Celanese shall be entitled to a [******] reduction in its royalty obligations with respect to such Product. As used herein, "critical" means a particular Product could not have been developed, made, used and sold without practicing the claimed invention.

                10.3.3 Symyx Patents. Symyx shall retain all rights to Symyx patents solely owned by it which claim one or more inventions relating to CC Technology.

                10.3.4 Ownership. The ownership of patents relating to CC Technology which may have been jointly made shall be jointly determined by the parties in accordance with U.S. patent law, any dispute as to ownership shall be settled by arbitration.

                                   ARTICLE 11
                         REPRESENTATIONS AND WARRANTIES

        11.1 Celanese. Celanese represents and warrants on its own behalf and on behalf of its Affiliates that: (i) it has the authority and right to enter into this Agreement and to perform all of Celanese's obligations hereunder; and
(ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        11.2 Symyx. Symyx represents and warrants that: (i) it has the authority and right to extend the rights granted in this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are inconsistent in any material way with, the rights and licenses granted herein; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Symyx Technology; provided in each case, however, that the representations and warranties set forth in (i) through (v) above shall not apply with respect to the CA1 between Symyx and AR&T including, without limitation, with respect to obligations undertaken, and rights and licenses granted, thereunder.

        11.3 Disclaimer. Celanese and Symyx specifically disclaim any guarantee that the Research Program will be successful, in whole or in part. The failure of the parties to successfully develop Agreement Compounds or Products will not constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SYMYX AND CELANESE AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, SYMYX TECHNOLOGY, CELANESE TECHNOLOGY, LIBRARIES, AGREEMENT COMPOUNDS, INFORMATION DISCLOSED HEREUNDER OR AGREEMENT PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PROGRAM TECHNOLOGY, SYMYX TECHNOLOGY OR CELANESE TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                   ARTICLE 12
                                 INDEMNIFICATION

        12.1 Celanese. Celanese agrees to indemnify, defend and hold Symyx and its Affiliates and their directors, officers, employees, agents and their respective successors, heirs and assigns (the "Symyx Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation matters, suits, actions or demands relating to (i) any Agreement Compounds or Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Celanese, its Affiliates, Sublicensees or other designees (including, without limitation, product liability and patent infringement claims), (ii) Celanese's performance of the Research Program, (iii) any inconsistency or dispute regarding the allocation of rights and licenses under this Agreement and/or the CA1 between Celanese and AR&T (or the successors or assigns of either of them), and (iv) any breach by Celanese of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Symyx, or the gross negligence or intentional misconduct of Symyx.

        12.2 Symyx. Symyx agrees to indemnify, defend and hold Celanese, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "Celanese Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions, demands relating to (i) any Product developed, manufactured, used, sold or otherwise distributed by or on behalf of Symyx, its Affiliates, licensees (other than by Celanese or its Affiliates, Sublicensees or other designees) or other designees (including, without limitation, product liability and patent infringement claims), and (ii) any breach by Symyx of its representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Celanese, or the gross negligence or intentional misconduct of Celanese.

        12.3 Procedure. In the event that any Indemnitee (either a Celanese Indemnitee or a Symyx Indemnitee) intends to claim indemnification under this
Article 12 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 12. The Indemnitee shall not, except at its own cost, voluntarily make any payment to incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

                                   ARTICLE 13
                              TERM AND TERMINATION

        13.1    Term.

                13.1.1 Research Program. The Research Program commenced under the terms of the CA1 on or about February 1, 1997, and, unless earlier terminated pursuant to the terms of this

Article 13, shall continue until February 1, 2001, and for any extension of the Research Program pursuant to this Section 13.1.1. Celanese shall have the right to extend the Research Program (at the funding and FTE levels set forth in the Agreement) until February 1, 2002, upon notice, as follows: Celanese may notify Symyx in writing on or before May 1, 2001 whether or not Celanese desires to extend the Research Program, and, in the event that Celanese does not give such notice on or Before May 1, 2001, Celanese shall be deemed to have extended the Research Program. The Research Program may be extended beyond February 1, 2002 upon the written consent of the parties. With six (6) months prior notice, Celanese may cancel the Research Program with respect to any Active Field following the end of the applicable Minimum Field Term of such Active Field. Any such expiration, cancellation or termination of the Research Program by Celanese as set forth in this Section 13.1.1 shall not operate as a cancellation or termination of this Agreement.

                13.1.2 Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect until Celanese and its Affiliates and Sublicensees have no remaining royalty payment obligations, unless terminated earlier as provided in this Article 13.

        13.2 Termination for Breach. Either party to this Agreement may terminate this Agreement as to any other party hereto in the event such other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the breaching party. A good faith dispute as to the amount of or liability for royalties or other amounts claimed due by the other party (excluding the payments set forth in Section 5.1) shall not constitute a breach giving rise to the right of termination set forth in this Section 13.2 if: (i) any non-contested amount is paid promptly when due, (ii) all contested amounts are placed in escrow during the pendency of the dispute, and (iii) full payment, if any is due, plus reasonable expenses and legal fees expended for the purpose of collecting such amounts, is made promptly upon resolution of the dispute. If arbitration is required to resolve the dispute over whether the contested amounts are due, the arbitrator shall also make a determination of whether the disputed payments were withheld in good faith and whether the withholding of payment was frivolous. If the arbitrator determines that the withholding of payment was not in good faith or frivolous, or both, the party claiming the payment shall have the right to terminate this Agreement for breach effective immediately upon written notice to the other party.

        13.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

        13.4    Effect of Breach or Termination.

                13.4.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability or obligation which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of these Agreement.

                13.4.2 Return of Materials. Upon any termination of this Agreement, Celanese and Symyx shall promptly return to the other all Confidential Information including, without limitation, all Know-How received from the other party (except one copy of which may be retained for archival purposes and ensuring compliance with the provisions of Article 9).

                13.4.3 Post-Termination Product Sales In the event of the cancellation or termination of any license rights with respect to a Product prior to the expiration of this Agreement, inventory of the Product may be sold for up to six (6) months after date of termination, provided royalties are paid thereon.

                13.4.4  Licenses.

                        (a) The licenses and rights granted Celanese herein shall terminate in the event of a termination by Symyx pursuant to Section 13.2 or 13.3, and the licenses granted to Symyx in Sections 4.5 and 10.3 shall terminate in the event of a termination by Celanese pursuant to Sections 13.2 or 13.3.

                        (b) If Celanese's rights terminate with respect to a particular Agreement compound and/or Product pursuant to the terms of Section 7.2.2, for failure to meet the diligence requirements of Section 7.1, and more than one Product is being commercially developed or exploited by Celanese or its Sublicensees hereunder, then Symyx shall be entitled to terminate this Agreement only with respect to the applicable Agreement Compounds and Products.

        13.5 Survival. Except as set forth above, Sections 2.2.3(b), 2.5, 2.6, 2.7, 4.5, 4.6, 4.9, 5.2, 13.4 and 13.5 of this Agreement, and Articles 6,
8, 9, 10, 11 and 14 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 14
                                  MISCELLANEOUS

        14.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of California, without reference to conflicts of laws principles.

        14.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

        14.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

        14.4 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligation of the assignor.

        14.5 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

        14.6 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

        14.7 Patent Marking. Celanese agrees to mark and have its Sublicensees mark all Agreement compounds sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

        14.8 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt.

Symyx:                       Symyx Technologies, Inc.
                             420 Oakmead Parkway
                             Sunnyvale, California  94086
                             Attn:  President

with a copy to:              Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                             650 Page Mill Road
                             Palo Alto, California 94304-1050
                             Attn:  Michael S. Rabson

Celanese:              Celanese Ltd.
                       1601 West LBJ Freeway
                       Dallas, Texas  75234
                       Attn: Chief Technology Officer

with a copy to:        Celanese Ltd.

                       Corpus Christi Technical Center
                       1901 Clarkwood
                       Corpus Christi, Texas 78409
                       Attn:  Patent Counsel

        14.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

        14.10 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        14.11 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Symyx and Celanese.

        14.12 Dispute Resolution. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) neutral arbitrators appointed in accordance with said rules, unless the parties agree to conduct such arbitration with a single arbitrator. The arbitration shall be held in San Francisco, California, and the arbitrators shall be independent experts with a background suitable for the matters in dispute. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and a true copy thereof. The costs of arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness fees. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 14.12 shall be completed within one (1) year from the filing of notice of a request for such arbitration. The award shall be final and binding upon the parties hereto.

        14.13 Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, Celanese agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to Celanese by Symyx if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

        14.14 Headings. The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

        14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

        14.16 Affiliates. Symyx understands that Celanese conducts its business activities in cooperation with various Celanese Affiliates around the world. In fulfilling the obligations of Celanese under this Agreement, including, but not limited to, its obligations under Article 7, any activities to be performed by Celanese may be performed by such Affiliates; provided, that such performance shall not be deemed an assignment of this Agreement and Celanese shall remain obligated to Symyx pursuant to the terms of this Agreement. Further, to the extent that work performed pursuant to this Agreement by a Celanese Affiliate results in the creation of intellectual property to which Symyx would have certain rights had such intellectual property been created by Celanese, Celanese shall insure that Symyx rights are not restricted as a result of such work having been performed by such an Affiliate. In addition, any rights or licenses granted to Celanese by Symyx pursuant to this Agreement, including, but not limited to, the licenses granted in Article 4, may be freely and unrestrictedly sublicensed by Celanese to Celanese Affiliates subject to the terms of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

CELANESE  LTD.                              SYMYX TECHNOLOGIES, INC.
DALLAS, TEXAS                               SUNNYVALE, CALIFORNIA

By:  /s/ CHUCK HILTON                       By: /s/ ISY GOLDWASSER
   --------------------------------             ------------------------------

Title: VP                                   Title: President and CEO
   --------------------------------             ------------------------------

Date:  7-28-98                              Date:  8-31-98
   --------------------------------             ------------------------------

CELANESE  LTD.                              CELANESE  LTD.
DALLAS, TEXAS                               DALLAS, TEXAS

By:  /s/ HENRY E. KIEFFER                   By: /s/ RICK SHAW
   --------------------------------             ------------------------------

Title: CTO                                  Title: VP
   --------------------------------             ------------------------------

Date:  7-21-98                              Date:  7-28-98
   --------------------------------             ------------------------------


Exhibit A:   Definitions
Exhibit B:   Procedure for Lead Compound Identification (2.4.1)
Exhibit C:   Procedures regarding Inactive Projects (2.4.2)
Exhibit D:   Inactive Fields (2.3.1)
Exhibit E:   Preferred Fields (2.3.2)

                                    EXHIBIT A

                                   DEFINITIONS

        1.1 "Affiliate" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Symyx or Celanese or its parent entities, but only for so long as such entity controls, is controlled by, or is under common control with Symyx or Celanese. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for nonstock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling Symyx or Celanese at the maximum control or ownership right permitted in the country where such company exists.

        1.2 "Agreement Compound" shall mean any Lead Compound or Derivative Compound, except that Agreement Compound shall not include any compound or mixture or composition of matter which (i) is publicly known prior to the date of identification in the Research Program to be useful for the applicable Active Project, without breach of this Agreement, (ii) with respect to a Derivative Compound identified during or after the term of the Research Program, is publicly known prior to the date of identification of such Derivative Compound is useful for the applicable Active Project, without breach of this Agreement, or (iii) is independently developed by Celanese outside the Research Program, without any reference to or use of any Symyx Technology or Program Technology. Any dispute will be settled in accordance with Sections 4.9 and 14.12.

        1.3 "Combinatorial Chemistry Technology" or "CC Technology" means techniques, methodologies, synthetic routes or instrumentation as used for the simultaneous, parallel or automated: (i) synthesis, (ii) processing, (iii) analysis, or (iv) characterization of more than fifty (50) compounds, mixtures or compositions of matter on a single monolithic substrate.

        1.4 "Commodity Chemical" shall mean chemicals and materials which are generally interchangeable products (i.e., products with generally accepted specifications which are generally interchangeable in the marketplace for those of other producers for most applications), which either (i) sell for less than $1 per pound regardless of quantity manufactured, or (ii) if manufactured in a total volume of at least 250 million pounds per year, sell for less than $3 per pound. The dollar amounts set forth in this definition shall be increased annually after July 1, 2000, to reflect changes in the Consumer Price Index, All Consumers, as published by the U.S. Bureau of Labor Statistics using 1998 as the base year.

        1.5 "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

        1.6 "Celanese Technology" shall mean any patent application or patent owned or controlled by Celanese during the term of this Agreement which relates to an invention conceived and reduced to practice outside the Research Program by Celanese or its Sublicensees, and which claims (i) an Agreement Compound or a Product, or (ii) a method or process for the synthesis of an Agreement Compound or a Product, or (iii) a composition-of-matter containing an Agreement Compound or a Product, or (iv) a method or process of use of an Agreement Compound in or for the manufacture of a Product.

        1.7 "Derivative Compound" shall mean any compound or mixture or composition of matter which is derived from a Lead Compound or another Derivative Compound synthesized by Symyx or Celanese or by a third party under authority from Celanese or Symyx and is useful in the same Active Project (or related Projects) as the Lead Compound from which it was derived. As used in this Agreement, a compound, mixture or composition of matter shall be deemed to have been "derived from" such other compound, mixture or composition of matter if it is synthesized within ten (10) years of the date that the applicable Lead Compound is identified by the applicable RFC, and:

                (a) it is based on structure and performance data related to such Lead Compound or Derivative Compound, and such compound, mixture or composition of matter is within a genus of compounds, mixtures or compositions of matter traceable to a Lead Compound which Symyx has reasonably described to Celanese prior to the date of first commercialization of a Product incorporating or made using the applicable Derivative Compound; or

                (b) it is included within the scope of any claim of a patent application or issued patent claiming one or more compounds, mixtures or compositions of matter within (a) above or which claims one or more compounds, mixtures or compositions of matter synthesized by Symyx or Celanese in the conduct of an Active Project.

        Notwithstanding the above, a compound, mixture or composition of matter first derived from an Agreement Compound by a third party to which Celanese has licensed an Agreement Compound for commercialization of a Product shall not be a Derivative Compound, unless Celanese is compensated based on such Agreement Compound or compound, mixture or composition derived from such Agreement Compound, or compensated for the use of any of the preceding.

        By way of illustration, Derivative Compounds under subpart (a) above do not include:

                (1) physical support means for a catalyst by virtue of the fact the supported or unsupported catalyst itself is an Agreement Compound; or

                (2) process technology results developed outside the Program Technology for purposes of separating or otherwise treating a Product.

        1.8 "Field" shall mean a defined area of research within the Research Program focused on the development of Agreement Compounds for the production of one or more Products which meet an agreed Product Group Definition. Fields include Active Fields and Inactive Fields.

                1.8.1 "Active Field" means a Field for which there is at least one on-going Active Project.

                1.8.2 "Inactive Field" means a Field listed on Exhibit D or Exhibit E hereto for which there is no on-going Active Project.

        1.9 "Field Minimum Funding" shall mean the minimum level of annual funding support from Celanese for a particular Active Field, as provided in
Section 5.1.1 or as may otherwise be established by the EC.

        1.10 "Field Minimum Term" shall mean with respect to any Active Field, the minimum time required to conduct a comprehensive evaluation of the utility of combinatorial technologies within such Active Field, as established by the EC.

        1.11 "Lead Compound" shall mean a Library Compound which meets the specific physical, chemical and/or catalytic properties established by the RFC in the applicable Project Plan for identifying a Lead Compound. The procedure for identifying a Lead Compound is set forth on Exhibit B hereto.

        1.12 "Library Compound" shall mean any compound or mixture or composition of matter which is or was contained in a library prepared by or on behalf of Symyx.

        1.13 "Manufacturing Costs" shall mean (i) all direct and indirect costs related to the manufacture by Celanese or its Affiliates of Products, including costs for personnel, materials, quality control, regulatory compliance, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit or division costs reasonably allocable to the manufacture of Products, as determined and allocated in accordance with generally accepted accounting principles, consistently applied, excluding costs for excess manufacturing capacity not reasonably related to projected demand for Products, or (ii) with respect to Products purchased from a third party vendor, reasonable amounts actually paid to the vendor for such Products in arm's length transactions.

        1.14 "Net Income" shall mean the pro forma after tax income (calculated using the normal and customary tax rate used by Celanese in its internal calculations) attributable to royalties, license and other fees, and Net Sales with respect to a Product, less: (a) Manufacturing Costs for such Product; and (b) reasonable expenses incurred by Celanese in connection with the marketing, shipping or sale of the Product, and general and administrative expenses relating thereto, all as determined and allocated in accordance with generally accepted accounting principles, consistently applied.

        1.15 "Net Sales" shall mean the invoice price of any Product sold by Celanese or its Affiliates to bona fide independent third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns; (3) freight and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and other compulsory payments to governmental authorities actually paid and separately identified on the invoice or of the documentation maintained in the ordinary course of business. Net Sales shall also include the amount of fair market value of all other consideration received by Celanese or its Affiliates in respect of Products, whether such consideration is in cash, payment in kind, exchange or another form.

        1.16 "Product" shall mean any product which (i) incorporates an Agreement Compound, or (ii) utilizes an Agreement Compound in its manufacture, or (iii) is made utilizing a patentable method or patentable process within the Program Technology as to which Symyx has an interest. By way of illustration, without limitation, examples of Products within the Celanese Group could include acrylic acid made by the selective oxidation of propane, or acetic acid made by the selective oxidation of ethane and/or ethylene.

        1.17 "Product Group Definition" shall mean the definition established at the commencement of research in an Active Field which defines the Product(s) which are the focus of a particular Active Field. By way of example and without limitation, such definition may include: Product structure, molecular weight, backbone structure, comonomer, the raw materials used to make the Product, and the catalyst used to synthesize such Product. The Product Group Definition for the Celanese Group is as follows:

                1.17.1  [******]

        1.18 "Program Minimum Funding" shall mean the minimum level of annual funding support from Celanese for maintaining Program exclusivity, as provided in Section 5.1.1(d) or as may otherwise be established by the EC.

        1.19 "Program Technology" shall mean any Patent Right and Know-How conceived, reduced to practice, or otherwise developed by Symyx or Celanese, or jointly by the parties in connection with the conduct of the Research Program. [PROGRAM TECHNOLOGY SHALL ALSO INCLUDE PATENT RIGHTS AND KNOW-HOW CONCEIVED, REDUCED TO PRACTICE, OR OTHERWISE DEVELOPED BY SYMYX OR AR&T, OR JOINTLY BY SYMYX AND AR&T, IN CONDUCTING OF THE AR&T RESEARCH PROGRAM PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.] Program Technology shall not include any Symyx Technology, Celanese Technology or CC Technology.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                1.19.1 "Know-How" shall mean all data, instructions, processes, formulas and information, including, without limitation, chemical, physical and analytical, safety, manufacturing and quality control data and information which is necessary for the development, manufacture or use of Agreement Compounds or Products. Know-How does not include any inventions included in the Patent Rights.

                1.19.2 "Patent Rights" shall mean (i) any patent or patent application which claims an Agreement Compound or a Product, or method or process for the synthesis of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

        1.20 "Project" shall mean a research effort within a Field focused on the discovery of Lead Compounds for the manufacture of Product(s) within a specific Product Group Definition. Projects are categorized as follows:

                1.20.1 "Active Project" means a Project for which Celanese is paying Research Expenses pursuant to Section 5.1.

                1.20.2 "Inactive Project" means a Project for which Celanese is not paying any Research Expenses.

        1.21 "Research Expense" shall have the meaning set forth in Section 5.1.1(d).

        1.22    Research Program.

                1.22.1 "Research Program" shall mean the research activities conducted by Symyx under this Agreement for Celanese, or by Symyx and Celanese on a collaborative basis under this Agreement, with the goal of discovering Agreement Compounds. It is understood that the Research Program and Active Projects shall include activities undertaken by Celanese with respect to initial evaluation of a given compound, including without limitation activities subject to Section 7.1.1, but shall not include any activities conducted by Celanese in manufacturing scale-up or commercial manufacturing, or in evaluating or developing a given Lead Compound after Celanese has sent the Validation Notice described in Section 7.1.1 for such Lead Compound. [THE RESEARCH PROGRAM SHALL ALSO INCLUDE THE AR&T RESEARCH PROGRAM.]

                1.22.2 ["AR&T RESEARCH PROGRAM" SHALL MEAN RESEARCH ACTIVITIES CONDUCTED PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT BY SYMYX FOR AR&T OR BY SYMYX AND AR&T ON A COLLABORATIVE BASIS UNDER CA1 WITH RESPECT TO THE FIELD OF THIS AGREEMENT.]

        1.23 "Specialty Chemical" shall mean chemicals and materials which are not Commodity Chemicals.

        1.24 "Sublicensee" shall mean, with respect to a particular Product, a third party to whom Celanese has granted a license or sublicense to develop, make, import, use, offer for sale or sell such Product. As used in this Agreement, Sublicensee shall also include a third party to whom Celanese has granted the right to distribute such Product, provided that such third party has the primary responsibility for marketing and promotion at its expense of such Product within the field or territory for which such distribution rights are granted.

        1.25 "Symyx Technology" shall mean all patents, copyrights, trade secrets, knowhow, data, and other intellectual property of any kind owned or controlled by Symyx during the term of this Agreement which relates to an invention conceived and reduced to practice outside the Research Program by Symyx, and which claims an Agreement Compound or a Product, or a method or process for the synthesis an Agreement Compound or a Product, or a composition-of-matter containing an Agreement Compound or a Product, or a method or process of use of an Agreement Compound in or for the manufacture of a Product.

                                    EXHIBIT B
                                  PROCEDURE FOR
                          LEAD COMPOUND IDENTIFICATION

        1. At such time as Symyx has identified a Library Compound which it believes may meet the Lead Criteria for a particular Active Project it shall provide the data and results supporting such conclusion to the applicable RFC.

        2. Following the identification of any potential Lead Compound, at Celanese's request, Symyx shall prepare and deliver to Celanese gram quantities of such potential Lead Compound, which Celanese shall use in confirming whether such potential Lead Compound meets the applicable lead criteria. Symyx will use commercially reasonable efforts to provide quantities in such amounts as the RFC may determine is reasonably required by Celanese for testing, and will notify Celanese if it is not commercially reasonable to provide such quantities to Celanese, in which case the parties agree to meet and discuss how to proceed with respect to such Lead Compound.

        3. The RFC for a particular Active Field shall review the results provided by Celanese with respect to a potential Lead Compound, and if such results indicate that the applicable lead criteria have been satisfied, the RFC shall deem such Library Compound to be a potential Lead Compound for all purposes of this Agreement.

        4. In the event that the RFC requests further information or the conduct of further studies to confirm whether a potential Lead Compound meets the applicable lead criteria, Symyx and Celanese shall prepare any such information and conduct any such studies.

                                    EXHIBIT C
                       PROCEDURES REGARDING ACTIVATION OF
                                INACTIVE PROJECTS

        1. Inactive Projects. The RFC for each Active Field shall at the request of either party consider any proposed Inactive Projects which a party believes would be fruitful to pursue in connection with the Active Field, and at least quarterly prepare an updated prioritized list of such Inactive Projects.

        2. Activation of Inactive Projects. At any time while Celanese is paying Research Expenses for a particular Active Field equal to or greater than the Field Minimum Funding for such Active Field, the RFC for a particular Active Field may agree to recommend to the EC that an Inactive Project within such Active Field be activated to become an Active Project. In such event, the parties shall exchange technical information relevant to the proposed Inactive Project including the feasibility of such Inactive Project and the likelihood of identifying a Lead Compound in connection therewith. Within ninety (90) days of the initial notice, the EC shall determine whether to activate such Inactive Project. If approved by the EC, the RFC shall (i) prepare a Project plan, (ii) establish the Product Group Definition for such Active Project, and (iii) establish the physical, chemical and/or catalytic criteria for identification of a Lead Compound. Activation of an Inactive Project shall become effective upon completion of all of the foregoing.

                                    EXHIBIT D
                                 INACTIVE FIELDS
                                 EXCLUSIVE LIST

[******]




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E
                                 INACTIVE FIELDS
                            RIGHT OF NEGOTIATION LIST

[******]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.